Exhibit 99.1

Boot Barn Holdings, Inc. Completes Acquisition of Sheplers, Inc.

IRVINE, CA — June 29, 2015 — Boot Barn Holdings, Inc. (NYSE: BOOT) today announced the completion of its previously announced acquisition of Sheplers, Inc. (“Sheplers”), a 115-year old western lifestyle company with 25 retail locations across the United States and an industry-leading e-commerce business.

The Company financed the acquisition and refinanced approximately $172 million of its and Sheplers’ existing indebtedness with an initial borrowing of $57 million under a new $125 million syndicated senior secured asset-based revolving credit facility for which Wells Fargo Bank, National Association, acted as agent, and a $200 million syndicated senior secured term loan for which GCI Capital Markets LLC acted as agent.

The acquisition is expected to generate $6 million to $8 million of annual synergies and be accretive to fiscal 2016 earnings (ended March 26, 2016), excluding estimated one-time transaction and integration costs of $14 million, and to be approximately 10% accretive post integration, which is expected to be completed in calendar year 2016.

Jim Conroy, Chief Executive Officer of Boot Barn, stated, “We are extremely pleased to have closed on our acquisition of Sheplers and appreciate the hard work of the Boot Barn and Sheplers’ teams for their efforts in completing this transaction in a timely manner.  The acquisition of Sheplers is a significant step forward in our omni-channel strategy.  This acquisition provides us with opportunities to create a dual-brand online offering, leverage Sheplers’ domestic and international customer traffic, and generate operating efficiencies across the combined online businesses.  It also enhances our store footprint and builds our position in key markets as we rebrand the Sheplers’ stores to the Boot Barn banner.”

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children.  The Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands.  With the addition of Sheplers, Boot Barn now operates 201 stores in 29 states, in addition to an e-commerce channel, including both www.bootbarn.com and www.sheplers.com.  For more information, call 888-Boot-Barn or visit www.bootbarn.com.

About Sheplers

Sheplers was founded in 1899 with its first storefront in Wichita, Kansas under the name J.W. Gibson Harness Shop, which was later purchased by Harry L. Shepler and subsequently renamed Sheplers.  The business developed into a major direct-to-customer catalog business that grew for decades before adding stores in 1961 and launching e-commerce site in 1999.  With a 116 year history, Sheplers has a proven commitment to customer service and to providing a wide selection of footwear, apparel and accessories for the western lifestyle.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration; declines in consumer spending or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contacts:

ICR, Inc.

Anne Rakunas / Brendon Frey, 310-954-1113

BootBarnIR@icrinc.com

or

Media Contact:

Boot Barn Media Relations

Jayme Maxwell, 949-453-4400 ext. 428

BootBarnIRMedia@bootbarn.com